Exhibit 5.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET

NEW YORK, NY 10019-6131

TEL +1 212 878 8000

FAX +1 212 878 8375

www.cliffordchance.com

August 18, 2014

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-187973), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the offer and sale by the Company of $115,000,000 aggregate principal amount of its 5.50% Convertible Senior Notes due 2019 (the “Notes”) (which includes $15,000,000 aggregate principal amount subject to the underwriters’ option to purchase additional Notes), for issuance pursuant to the Underwriting Agreement, dated August 12, 2014 (the “Underwriting Agreement”), among the Company, ACREFI Management, LLC, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named therein, and an Indenture, dated as of March 17, 2014, as supplemented by a First Supplemental Indenture, dated as of March 17, 2014 (collectively, the “Indenture”), by and between the Company and Wells Fargo Bank, National Association (the “Trustee”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Notes and certain resolutions of the board of directors of the Company (the “Board of Directors”) and of a pricing committee of the Board of Directors (the “Pricing Committee”), relating to the transactions contemplated by the Underwriting Agreement and other related matters. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and public officials and representations and warranties of the parties set forth in the Underwriting Agreement.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that (i) following the (a) issuance of the Notes pursuant to the terms of the Underwriting Agreement and (b) receipt by the Company of the consideration for the Notes specified in the resolutions of the Board of Directors and of the Pricing Committee, the Notes will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (ii) the shares of the Company’s common stock, par value $0.01 per share, into which the Notes are convertible (the “Conversion

Apollo Commercial Real Estate Finance, Inc.

August 18, 2014

Shares”) have been duly authorized by all necessary corporate action on the part of the Company and, if and when issued and delivered by the Company pursuant to the terms of the Notes and the Indenture upon conversion of the Notes, the Conversion Shares will be legally issued, fully paid and nonassessable.

The opinion set forth in this letter relates only to the laws of the State of New York and the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP